Exhibit 99.1

MCEWEN MINING ANNOUNCES SIGNIFICANT PERMITTING MILESTONE FOR GOLD BAR

TORONTO, October 10, 2017 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) (“McEwen”) is please to announce that a critical step in the permitting process for its Gold Bar Project (“Gold Bar”) in Nevada has been achieved in line with the Company’s plans to begin mine development in the fourth quarter of this year.

On October 6, 2017, the Environmental Protection Agency (EPA) published a Notice of Availability of the Final Environmental Impact Statement (EIS) in the Federal Register. Following a regulated review period, a signed Record of Decision will be published, signifying the completion of the National Environmental Policy Act. (NEPA) process. The Record of Decision is expected in early November this year and development of Gold Bar is planned to begin upon receipt.

“This is a key permit milestone for our Gold Bar Project, that once constructed is projected to produce 65,000 ounces of gold per year starting in 2019. This achievement was a team effort that required the coordination and commitment from our staff, the BLM, Eureka County Board of Commissioners, and many other Cooperating Agencies,” said Rob McEwen, Chairman and Chief Owner.

About McEwen Mining

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a high growth gold and silver producer focused in the Americas. McEwen’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Gold mine and El Gallo Silver project in Mexico, the Black Fox mine in Timmins, Canada, the Gold Bar project in Nevada, and the Los Azules copper project in Argentina.

McEwen has a total of 333 million shares outstanding.  Rob McEwen, Chairman and Chief Owner, owns 24% of McEwen.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

McEwen Mining Inc.’sMcEwen Mining’s December 31, 2016Securities and Exchange Commission

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647)-258-0395 ext 320 info@mcewenmining.com	Website: www.mcewenmining.com Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	150 King Street West Suite 2800, P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866)-441-0690